EXHIBIT 99.1

FOR: WesBanco, Inc.
COMPANY CONTACT:
John Iannone
Vice President, Investor & Public Relations
(304) 905-7021

WesBanco, Inc. Announces Chairman of the Board Transition
- James C. Gardill to Retire from the Board –
- Christopher V. Criss Selected to Succeed Mr. Gardill as Chairman –

Wheeling, WV, February 28, 2019 – WesBanco, Inc. (Nasdaq:WSBC), a diversified, multi-state bank holding company, announced today that its Board of Directors has selected current Director, Christopher V. Criss, to succeed James C. Gardill as Chairman of the Board, effective on April 17, 2019.  Mr. Gardill did not stand for re-election due to the Company's Director Retirement Policy.  Despite transitioning off the Board of Directors, Mr. Gardill will remain general counsel for the bank holding company.

"The entire WesBanco family is extremely grateful to Jim for his long service on the Board of Directors and his dedication to our success," said Todd F. Clossin, President and Chief Executive Officer of WesBanco.  "For 45 years, Jim has provided key experience and sound counsel that has enabled the Corporation to grow from a small West Virginia-based bank into an emerging regional financial services institution.  In addition, I am pleased to be able to continue my working relationship with Chris Criss in his new role as Chairman of the Board.  Chris's diversified business and accounting background, management experience, and long term active participation on the Board make him an ideal candidate to assume the position of Chairman."

Mr. Criss joined the company as an affiliate director in July, 1988, has served on the Board of Directors since July 17, 1992, and was promoted to Vice Chairman during the spring of 2018.  In addition, he serves as a member and Chairman of the Audit Committee, and as a member of the Executive Committee, the Nominating Committee, the Enterprise Risk Committee, the Disclosure Committee and the Compensation Committee of the Board of Directors.  Mr. Criss has an accounting background and extensive business management experience as President and Chief Executive Officer of Atlas Towing Company since 1984.  Mr. Criss also served as a board member and chairman of a regional healthcare provider.

"I am honored to be selected by the Board to succeed Jim Gardill.  Jim and I have worked together at WesBanco for more than thirty years to build shareholder return and recruit and employ a great management team to lead us into the future," said Mr. Criss.

Mr. Gardill was first elected to the Board of Directors in 1980, began chairing the Annual meeting of shareholders in 1984, and was formally elected as Chairman in 1990.  In addition, he has represented the Corporation since 1973, and has served as general counsel to the Corporation since 1984.  In his continuing role, Mr. Gardill's extensive experience, institutional knowledge and customer relationships will continue to be available to the Board and management.

"I have been privileged to serve as Chairman of WesBanco and as a member of its Board of Directors over these many years," said Mr. Gardill.  "I have also been privileged to work with some very talented and dedicated individuals committed to the growth and vitality of the company.  I am also pleased to see Chris Criss succeed me in the Chairman's role, and I look forward to working with Todd Clossin as we embark on a new chapter in WesBanco's history."

About WesBanco, Inc.
Founded in 1870, WesBanco, Inc. (www.wesbanco.com) is a multi-state, bank holding company with total assets of approximately $12.5 billion (as of December 31, 2018).  WesBanco is a diversified and well-balanced financial services institution, with a community bank at its core, built upon a strong legacy of credit and risk management.  WesBanco has meaningful market share across its key geographies maintained by its commitment to dedicated customer service and solid fee-based businesses. It also provides wealth management services through a century-old trust and wealth management business, with approximately $4.3 billion of assets under management (as of December 31, 2018), and serves as registered investment advisor to a proprietary mutual fund family, the WesMark Funds.  WesBanco's banking subsidiary, WesBanco Bank, Inc., operates 203 financial centers in the states of Indiana, Kentucky, Ohio, Pennsylvania, and West Virginia.  In addition, WesBanco operates an insurance agency, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.